UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 20, 2010

Main Street Capital Corporation

 (Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, Suite 800, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 350-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2010, Main Street Capital Corporation (“Main Street”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among Main Street, as borrower, Main Street Capital Partners, LLC and Main Street Equity Interests, Inc., as guarantors, Branch Banking and Trust Company (“BB&T”), Compass Bank, Regions Bank, The Frost National Bank and Texas Capital Bank, collectively as lenders, BB&T as administrative agent, and Regions Bank as syndication agent. The Amended Credit Agreement replaces the Credit Agreement entered into on October 24, 2008 among Main Street, as borrower, and BB&T and Compass Bank, as lenders, as such agreement was amended from time to time. On the date of this filing, Main Street did not have any outstanding borrowings under the Amended Credit Agreement.

Under the Amended Credit Agreement, (i) revolving commitments by lenders were increased to an amount not to exceed $85,000,000 (the “Credit Facility”), subject to the value of cash and cash equivalents and eligible investments included in a borrowing base, and Main Street has the right to request an increase in commitments under the Credit Facility up to a total of $150,000,000, subject to certain conditions, (ii) the term of the Credit Facility was extended for three years from the amendment date to September 20, 2013, and (iii) borrowings under the Credit Facility bear interest, subject to Main Street’s election, on a per annum basis equal to (A) the applicable LIBOR rate plus 250 basis points or (B) the applicable base rate of interest plus 150 basis points. The Amended Credit Agreement also requires payment of 37.5 basis points per annum in unused commitment fees based on average daily unused commitments under the Credit Facility.

The Credit Facility is guaranteed by the guarantors, each a wholly owned subsidiary of Main Street. The Credit Facility is secured by (i) substantially all of the present and future property and assets of Main Street and the guarantors, (ii) 100% of the equity interests in the domestic subsidiaries of Main Street, other than those that are licensed as “small business investment companies”, and (iii) 65% of the equity interests in the foreign subsidiaries of Main Street (collectively, the “Collateral”).

The Amended Credit Agreement contains cross default provisions to other material debt of Main Street and its subsidiaries and contains certain affirmative and negative covenants, including but not limited to: (i) at any time the outstanding advances exceed 80% of the borrowing base, maintaining a minimum liquidity (as defined) of not less than 10% of the aggregate principal amount outstanding, (ii) maintaining a minimum consolidated tangible net worth (as defined), (iii) maintaining a minimum interest coverage ratio (as defined) and (iv) maintaining a minimum asset coverage ratio (as defined).

BB&T and the other lenders under the Credit Agreement, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for Main Street.

The above summary is not complete and is qualified in its entirety to the full text of the Amended Credit Agreement and related documents.

Item 8.01               Other Events.

On September 21, 2010, the Registrant issued a press release. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under Item 8.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

10.1                                        Amended and Restated Credit Agreement dated September 20, 2010

10.2                                        Amended and Restated General Security Agreement dated September 20, 2010

10.3                                        Amended and Restated Custodial Agreement dated September 20, 2010

10.4                                        Amended and Restated Equity Pledge Agreement dated September 20, 2010

99.1                                        Press release dated September 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: September 21, 2010	By:	/s/ Rodger A. Stout
		Name:	Rodger A. Stout
		Title:	Chief Compliance Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated September 20, 2010

10.2	Amended and Restated General Security Agreement dated September 20, 2010

10.3	Amended and Restated Custodial Agreement dated September 20, 2010

10.4	Amended and Restated Equity Pledge Agreement dated September 20, 2010

99.1	Press release dated September 21, 2010